Exhibit 10.10

FORM OF

EXCEPTED HOLDER AGREEMENT

This Excepted Holder Agreement (this “Agreement”) is made and entered into as of [—], 2014, by and between City Office REIT, Inc., a Maryland corporation (the “Company”) and CIO OP Limited Partnership (“CIO OP”).

RECITALS

A. The Company intends to offer its common stock, $0.01 par value per share (“Common Stock”), for sale in an initial public offering (the “Offering”) and use the proceeds from the Offering to indirectly acquire a portfolio of office properties in the United States by contributing the net proceed from the Offering to City Office REIT Operating Partnership, L.P., a Maryland limited partnership (the “OP”), in exchange for common units of partnership interest in the OP (the “OP Units”).

B. Concurrent with the Offering, CIO OP will contribute its partnership interest in various property level partnerships to the OP in exchange for OP Units (the “Contribution”). The OP Units provide CIO OP the right, beginning 12 months after the completion of the Offering, to require the OP to redeem part or all of the OP Units for cash equal to the then-current market value of an equal number of shares of the Company’s Common Stock (determined in accordance with and subject to adjustment under the limited partnership agreement of the OP (the “Partnership Agreement”)), or, at the election of the Company, to exchange the OP Units for Company Common Stock on a one-for-one basis, subject to certain adjustments under the Partnership Agreement and the restrictions on ownership and transfer of the Company’s stock set forth in the Company’s charter (the “Charter”) and the Partnership Agreement. Assuming that all of the OP Units held by CIO OP were redeemed in exchange for Common Stock as of the date of this Agreement, CIO OP would own [            ] percent (            %) of the outstanding Common Stock of the Company.

C. To help the Company maintain its status as a real estate investment trust (a “REIT”) under the Code, the Charter imposes certain limitations on the ownership of the Company’s stock. Capitalized terms used in this Agreement that are not otherwise defined shall have the meaning given to them in the Charter. The Charter contains a general restriction prohibiting any person from actually owning, Beneficially Owning or Constructively Owning more than a specified percentage (initially set at 9.8%) (in value or in number of shares, whichever is more restrictive) of the outstanding shares of the Company’s Common Stock, or more than a specified percentage (initially set at 9.8%) (in value) of the aggregate of the outstanding shares of all classes and series of the Company’s stock (each an “Ownership Limit” and collectively the “Ownership Limits”).

D. Pursuant to Section 7.2.7 of the Charter, the Company’s Board of Directors is permitted to increase either or both of the Ownership Limits with respect to a stockholder (as to such stockholder, an “Excepted Holder Limit”) and allow ownership in excess of either or both of the Ownership Limits if certain conditions described in Section 7.2.7 of the Charter are satisfied.

E. This Agreement is intended to recognize that upon the exercise by CIO OP of its right to require the OP to redeem part or all of its OP Units, the Company may, in turn, exercise its right to exchange the OP Units for Company Common Stock, which could result in CIO OP receiving stock of the Company in excess of the Ownership Limits described above. Accordingly, the Board of Directors has, by resolution, provided for the establishment of an Excepted Holder Limit for CIO OP if certain conditions are satisfied, and CIO OP intends to satisfy such conditions by execution of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Representations of CIO OP.

To induce the Company to enter into this Agreement, CIO OP represents and warrants to the Company as follows:

1.1 This Agreement has been duly executed and delivered by an authorized representative of CIO OP, and is a valid and binding obligation of CIO OP, enforceable in accordance with its terms;

1.2 The execution and delivery of this Agreement by CIO OP does not, and will not: (i) violate or conflict with any agreement, order, injunction, decree, or judgment to which CIO OP is a party or by which CIO OP is bound; or (ii) violate any law, rule or regulation applicable to CIO OP;

1.3 No consent, approval or authorization of, or designation, registration, declaration or filing with, any governmental entity or third Person is required on the part of CIO OP in connection with the execution or delivery of this Agreement;

1.4 CIO OP does not actually or Constructively Own 9.8% or more of any tenant of the Company (or any entity owned or controlled by the Company);

1.5 No Individual will be treated as Beneficially Owning more than 9.8% of the Company as a result of the transactions contemplated by this Agreement; and

2. On-Going Covenants of CIO OP.

Beginning on the date hereof, and during any period that an Excepted Holder Limit established pursuant to this Agreement (as subsequently adjusted) remains in effect, CIO OP covenants and agrees as follows:

2.1 Assuming that all of the OP Units held by CIO OP were redeemed in exchange for Common Stock, CIO OP will not Beneficially Own more than [            ] percent (            %) of the number of any outstanding class of stock of the Company (such percentage, as the same may be adjusted from time to time in accordance with this Section 2.1, being the Excepted Holder Limit granted to CIO OP), and no Individual will be treated as Beneficially Owning more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of the Company’s Common Stock, or more than 9.8% (in value) of the aggregate of the outstanding shares of all classes and series of the Company’s stock as a result of CIO OP’s ownership of Common Stock; provided, however, if the Company redeems, repurchases or cancels shares of Common Stock, the effect of which would be to cause CIO OP to exceed CIO OP’s Excepted Holder Limit, CIO OP’s Excepted Holder Limit shall, automatically and without need of any action on the part of the Company, its Board of Directors, or CIO OP, be increased so that CIO OP’s then Beneficial Ownership is not in excess of the new limit; provided, further, that if such increase would cause the Company to Constructively Own more than a 9.8% interest (within the meaning of Section 856(d)(2)(B) of the Code) in a tenant or would cause any Individual to Beneficially Own more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of the Company’s Common Stock, or more than 9.8% (in value) of the aggregate of the outstanding shares of all classes and series of the Company’s stock, such Excepted Holder Limit shall be increased only to the extent it would not cause the Company to have such an ownership interest in a tenant and would not cause any Individual to Beneficially Own more than 9.8% of the Company’s stock;

2.2 Assuming that all of the OP Units held by CIO OP were redeemed in exchange for Common Stock, CIO OP does not and will not actually own or Constructively Own an interest in any tenant of the Company (or a tenant of any entity owned or controlled by the Company) that would cause the Company to Constructively Own more than a 9.8% interest (within the meaning of Section 856(d)(2)(B) of the Code) in such tenant; provided, however, that solely for the purpose of this Section 2.2, a tenant from whom the Company (or any entity owned or controlled by the Company in whole or in part) derives or is expected to continue to derive a sufficiently small amount of revenue such that, in the opinion of the Board of Directors, rent from such tenant would not adversely affect the Company’s ability to qualify as a REIT (within the meaning of the Code), shall not be treated as a tenant of the Company.

2.3 Assuming that all of the OP Units held by CIO OP were redeemed in exchange for Common Stock, CIO OP will not own, actually or Beneficially, shares of the Company’s stock that would violate the Excepted Holder Limit established for CIO OP pursuant to this Agreement or that would cause any Individual to be treated as Beneficially Owning 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of the Company’s Common Stock, or more than 9.8% (in value) of the aggregate of the outstanding shares of all classes and series of the Company’s stock or that would cause the Company to become “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT.

2.4 CIO OP agrees that any violation or attempted violation of Section 2.1, 2.2 or 2.3 of this Agreement (whether with respect to actual, Beneficial or Constructive ownership by CIO OP or any Individual) (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6 of the Charter) will automatically cause the shares of Company stock that otherwise would result in the violation to be transferred to a Trust in accordance with Sections 7.2.1(b) and 7.3 of the Charter, and such shares shall be subject to all the terms and limitations set forth in the Charter (without regard to any exception due to an Excepted Holder Agreement).

2.5 To minimize damages for a breach of Section 2.2 hereof, any party hereto who becomes aware of such beach shall promptly notify the other party in writing of such breach.

2.6 CIO OP will maintain an accurate record of its investors for the purpose of monitoring the actual, Beneficial and Constructive Ownership of the Company’s stock. No later than March 31 of each calendar year beginning in 2015 (but only for so long as CIO OP actually or Beneficially Owns at least 9.8 percent of the stock of the Company, treating the OP Units held by CIO OP as having been converted into Common Stock for this purpose), CIO OP shall deliver upon written request to the Company a schedule listing CIO OP’s then current actual and Beneficial Ownership of stock with detail sufficient for the Company to independently determine CIO OP’s then current actual and Beneficial Ownership of stock.

3. On-Going Covenants of the Company

3.1 Notwithstanding any provisions of the Charter to the contrary, the Company agrees that the Excepted Holder Limit granted to CIO OP by this Agreement and this Agreement shall not be revoked unless the Board of Directors determines based upon the written advice of counsel that such revocation is required for the preservation of the Company’s qualification as a REIT under the Code.

4. Company’s Authorization of Agreement

4.1 Based on the above representations and agreements, the Company hereby grants to CIO OP, and agrees that CIO OP shall have, an initial Excepted Holder Limit of [            ] percent (            %); provided, however, that such Excepted Holder Limit shall be subject to adjustment as contemplated by Section 2.1 above. The Company represents that a true and correct copy of the resolutions of the Board of Directors of the Company granting such exception and authorizing the Company to enter into this Agreement is attached hereto as Exhibit “A.”

5. Applicability of Charter Provisions

5.1 CIO OP and the Company agree that, in addition to the applicable provisions of Section 7.2.4 of the Charter, by which CIO OP would otherwise be bound upon the exchange the its OP Units for Company Common Stock, the parties hereto agree to provide the following information:

(a)	CIO OP shall provide the information described in Section 7.2.4 of the Charter in accordance with the provisions thereof.

(b)	No later than December 31 of each calendar year, the Company will compile a list of its tenants (and tenants of any entity owned or controlled by the Company, in whole or part) (the “Tenant List”) and provide such information to CIO OP. No later than 30 days after the receipt of the Tenant List, CIO OP will inform the Company of its direct or indirect equity ownership of any tenant in which it owns a 9.8% or greater equity interest (within the meaning of Section 856(d)(2)(B) of the Code) and whose name appears on the Tenant List.

6. Definitions

6.1 “Beneficial Ownership” shall mean ownership of Company stock by a Person who is an actual owner, for U.S. federal income tax purposes, of such shares of Company stock or who is treated as an owner of such shares of Company stock under Section 542(a)(2) of the Code either directly, indirectly, or constructively through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings. For example, if a corporation is the actual beneficial owner of Company stock, the shares will be treated as Beneficially Owned by that corporation (due to its direct ownership of the shares), and the stockholders of that corporation will Beneficially Own their respective proportionate interests in those shares (due to their deemed ownership under Code Section 544(a)(l)), and interests in the same shares may also be treated as Beneficially Owned by others, depending upon the identity of, and relationships between, the stockholders and those related to the stockholders.

6.2 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

6.3 “Constructive Ownership” shall mean ownership of Company stock by a Person, whether the interest in the shares of Company stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings. For example, if a corporation is the actual beneficial owner of Company stock, the shares will be treated as Constructively Owned by that corporation (due to its direct ownership of the shares), and the 10% or more stockholders of that corporation will Constructively Own their respective proportionate interests in those shares (due to their deemed ownership under Code Section 318(a)(2)(C) as modified by Code Section 856(d)(5)), and interests in the same shares may also be treated as Constructively Owned by others, depending upon the identity of, and relationships between, the stockholders and those related to the stockholders.

6.4 “Individual” shall mean individual, a trust qualified under Section 401(a) or Section 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, or a private foundation within the meaning of Section 509(a) of the Code, provided that, except as set forth in Section 856(h)(3)(A)(ii) of the Code, a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code shall be excluded from this definition

6.5 “Person” shall mean an Individual, corporation, partnership, estate, trust, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter which participated in the Offering of the Company’s Common Stock for a period of 30 days following the purchase by such underwriter of shares of the Common Stock.

7. Miscellaneous

7.1 All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

7.2 This Agreement may be signed by the parties in separate counterparts, each of which when so signed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

7.3 This Agreement shall terminate, and CIO OP shall cease to be an “Excepted Holder” (as defined in the Charter) as set forth herein and in the Charter of the Company, as existing on the date of this Agreement, and as amended thereafter, upon reduction of CIO OP’s Beneficial Ownership and Constructive Ownership to or below 9.8% of all outstanding classes of stock of the Company. In the event of termination of this Agreement, CIO OP shall immediately become subject to all rules and restrictions regarding the ownership of the Company’s stock, including, without limitation, the limitations set forth in the Charter of the Company, as amended.

7.4 Any provision of this Agreement may be amended or waived if in writing and signed by the Company and CIO OP. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

7.5 The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

7.6 This Agreement (together with the Exhibit attached hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

CITY OFFICE REIT INC., a Maryland Corporation

By:
Name:
Title:

CIO OP LIMITED PARTNERSHIP, a Delaware limited partnership

By:
Name:
Title: